EXHIBIT 10.2

LICENSE AGREEMENT

THIS AGREEMENT is made as of January 24, 2000 (the "Effective Date") between 8x8, Inc., a corporation organized and existing under the laws of the State of Delaware (hereafter "8x8"), and ST Microelectronics, Inc., a corporation organized and existing under the laws of the State of Delaware (hereafter "ST").

RECITALS

Whereas, ST is a global independent semiconductor company which designs, develops, manufactures and markets a broad range of integrated circuits and discrete devices based on semiconductors used in a wide variety of microelectronic applications, including telecommunication systems, computer systems, consumer products, automotive products and industrial automation and control systems.

Whereas, 8x8 has expertise in the design, development, manufacturing and marketing of products and technologies related to internet protocol telephony.

Whereas, ST desires to have access to intellectual property rights owned or controlled by 8x8.

NOW, THEREFORE, in furtherance of the foregoing Recitals and in consideration of the mutual covenants and obligations set forth in this Agreement, the Parties agree as follows:

    Definitions
      Unless the provisions of this Agreement otherwise provide, the following capitalized terms used in this Agreement shall have the meaning set out below.
        Agreement shall mean the present license agreement, together with all Appendixes hereto, as the same may be hereafter amended, modified or supplemented from time to time.
        Affiliates shall mean an entity controlling, controlled by, or under common control as of the Effective Date or thereafter during the term of this Agreement, with ST or 8x8 as the case may be, provided that such entity shall be considered an Affiliate only for the time during which such control exists. For purposes of this definition "control" shall mean ownership or control, either directly or indirectly, of greater than 50% of the voting rights of such entity.
        Confidential Information shall mean the terms of this Agreement as well as any proprietary information and data of either Party, contained in written or tangible form which is marked as "Internal Use Only", "Proprietary", "Confidential", or similar words. One Party's, including its Affiliates ("Disclosing Party") Confidential Information shall also include its confidential information and data orally disclosed to the other Party including its Affiliates ("Receiving Party") if related to written material marked as confidential or otherwise identified as such during the course of the discussions. However, Confidential Information shall not include any data or information which:
          Is or becomes publicly available through no fault of the Receiving Party;
          Is already in the rightful possession of the Receiving Party prior to its receipt of such data or information;
          Is independently developed by the Receiving Party without reference to the Confidential Information of the Disclosing Party;
          Is rightfully obtained by the Receiving Party from a third party or in the public domain;
          Is disclosed with the written consent of the Party whose information it is; or
          Is disclosed pursuant to court order or other legal compulsion, after providing prior notice to the Disclosing Party of the intended disclosure.
        Closing Date shall mean the Closing Date as defined in the Common Stock Purchase Agreement between 8x8 and STMicroelectronics NV of even date herewith.
        Customers shall mean a third party who purchases Products from Licensee.
        Deliverables shall have the meaning set forth in the Development Agreement.
        Development Agreement shall mean that certain development agreement executed on the same date herewith between the Parties.
        Derivative shall mean a product which is modified from a pre-existing Product through a revision, translation, change in packaging, change in semiconductor process technology or any other change that does not affect a Product's form, fit and function.
        Essential Patents. Shall have the meaning set forth in Section 6.3 below.
        IP Rights shall mean all patents, patent applications, including with respect to patents any patent rights granted upon any reissue, division, continuation or continuation-in-part applications now or hereafter filed, utility models issued or pending, registered and un-registered design rights, copyrights (including the copyright on software in any code), trade secrets and proprietary know-how, Mask Works and other similar statutory intellectual property or industrial rights, as well as applications for any such rights.
        Licensee shall mean ST and its Affiliates.
        Licensed Technology shall have the meaning set forth in Exhibit 2 and includes all IP Rights therein, now or hereafter owned or controlled by 8x8.
        Mask Works shall have the meanings set forth in section 901(a)(2) of the Semiconductor Chip Protection Law(s).
        Net Sale Price means the actual amounts invoiced by the Licensee to the Customers or authorized distributors less actual returns, packing charges, shipping charges, taxes, duties, and price protection adjustments. Provided when the Customer is a Licensee's authorized distributor, Net Sale Price means Licensee's price to such distributor net of price protection adjustments and the items referenced above.
        Parties shall mean ST and 8x8 together.
        Party shall mean one of the Parties.
        Product shall mean one or more integrated circuits to be manufactured by or for ST, using in whole or in part the Licensed Technology.
        Residual Information. means those portions of each Party's Confidential Information as may be retained in the memory of the other Party's and/or the other Party's Affiliates' employees, subcontractors, or sub-licensee as the result of such employee, subcontractor, or sub-licensee being exposed to such Confidential Information pursuant to and in accordance with the terms of this Agreement. Residual Information shall not include information which has been purposely committed to memory or documented, written, electronically stored or otherwise stored in some other tangible form by or for such employee, subcontractor or sub-licensee.
        Semiconductor Chip Protection Law(s) shall mean the semiconductor Chip Protection Act of 1984 in the United States and any associated regulations and any amendments or revisions to such law or regulations, or any corresponding law and regulations in a country other than the United States.
        8x8 Software shall be as described in Exhibit 2
      Exhibits. The exhibits hereto shall be taken, read and construed as essential parts of this Agreement and are incorporated herein by reference.
      Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be taken, read or construed as essential parts of this Agreement.
      Plural. Words applicable to natural persons include any body of persons, company, corporation, firm or partnership, corporate or incorporate, and vice versa. Words importing the masculine gender shall include the feminine and neuter genders, and vice versa. Words importing the singular number shall include the plural number, and vice versa.
    License
      Subject to the terms and conditions of this Agreement, 8x8 hereby grants to the Licensee, under 8x8's IP Rights and to the extent that 8x8 is legally entitled to grant rights thereto hereunder, a non-exclusive (except as set forth in the Development Agreement), irrevocable, worldwide, non-transferable license to use, operate, copy and modify, the Licensed Technology, to design, develop and have developed Product, make, have made, commercialize, sell and otherwise dispose of Product, and support and maintain such Product. This license includes the right to combine and integrate 8x8 Software with other software, firmware or programs.
      Subject to the terms and condition of this Agreement and in addition to the rights granted in Section 2.1 above, 8x8 hereby grants to Licensee the right to:
          distribute the 8x8 Software in object code form only and only for use on and bundled with Product or systems which contain the Product.
          grant to its Customers a non-exclusive, non-assignable license to use the appropriate 8x8 Software to develop Product.
      In the event that a Customer wishes to license the 8x8 Software in source code form, 8x8 agrees to negotiate in good faith on a case by case basis the terms and conditions under which such a license may be provided.
      Except as otherwise provided under this Agreement, nothing herein entitles the Licensee to distribute the Licensed Technology except in conjunction with a Product.
      8x8 shall employ commercially reasonable efforts to deliver free of charge to ST the relevant Licensed Technology in accordance to the schedule attached as part of Exhibit 2.
      To the extent that 8x8 and ST have entered in an agreement under which 8x8 is to provide ST with maintenance and support for the Licensed Technology, such support and maintenance will be as defined in Exhibit 1.
      8x8 agrees not to assert any of its IP Rights embodied in the Licensed Technology against Licensee with respect to Licensee's use of such Licensed Technology in accordance with the license rights and other terms of this Agreement.
      In the event the Licensed Technology practices patents, patent applications, including with respect to patents any patent rights granted upon any reissue, division, continuation or continuation-in-part applications now or hereafter filed ("Patents") by Licensee, Licensee agrees that it will not assert these Patents against 8x8 provided, however, that Licensee would have not been able to be aware of the infringement but for the disclosure of the Licensed Technology hereunder. In any event this non-assert clause applies only in favor of 8x8 and does not cover any third parties including customers or partners of 8x8. NOTWITHSTANDING ANYTHING TO THE CONTRARY, This non-assert clause is not assignable and will automatically terminate in the event of a change of control of 8X8. For purposes of this section, a change of control shall mean one transaction or a series of related transactions that results in a change of control through direct or indirect ownership of fifty percent (50%) or more of the outstanding shares of stock entitled to vote for the election of directors (other than restricted shares of stock).
    Training
      8x8 agrees to train the Licensee regarding the use and functionality of the Licensed Technology. The number of employees subject to and the scope of such training will be agreed upon by the Parties on a case-by-case basis.
    Compensation
      In consideration for the license, delivery and services and support provided by 8x8 under this Agreement, ST shall pay to 8x8 the royalties described in Exhibit 3 which are applicable on the Net Sale Price of each Product sold by Licensee during a quarter to a Customer or authorized distributor (For the avoidance of doubt, Sale of Product to 8x8, and ST's Affiliates are not subject to the royalties). Further, the Parties agree that the royalty shall only fall due in respect of a Product in die or single die packaged form and not in the overall price of a device into which a Product may be integrated. Only the initial sale of a Product shall be subject to a royalty. No royalty will accrue for any returns, warranty or other replacement. The Parties agree that a Derivative shall be deemed the same Product and consequently the royalty schedule will not reset for a Derivative sold by or for Licensee.
        The royalties for the Product which is the subject matter of the Development Agreement may be modified and replaced by the royalty schedule set forth in the Development Agreement. In such a case, the royalty schedule described in the Development Agreement will supersede and will not cumulate with the royalties set forth in Exhibit 3 hereto.
      Royalty payment shall be made by ST to 8x8 within thirty (30) days of the last day of each calendar quarter. All payments made hereunder shall be made in United States currency, by wire transfer or other reasonable mutually agreed to payment means and to such bank account(s) indicated by 8x8 in writing from time to time. Licensee will provide, concurrent with each payment, an explanation of how the payment amount was calculated.
      Royalties described in Exhibit 3 are exclusive of applicable excise, sales, use or other similar taxes, if any.
      Any income or other similar tax which ST is required by law to pay or withhold on behalf of 8x8 with respect to any royalties payable to 8x8 under this Agreement shall be deducted from the amount of such royalties otherwise due, provided, however, that in regard to any such deduction, ST shall give 8x8 such reasonable assistance as may be necessary to enable or assist 8x8 to claim exemption therefrom, or credit therefor, and shall upon request furnish to 8x8 such certificates and other evidence of deduction and payment thereof as 8x8 may properly require.
      8x8 shall have the right for representatives of a firm of independent accountants who shall have signed an appropriate non disclosure agreement, to which ST shall not unreasonably object ("Auditors"), to make an examination and audit, by prior appointment agreed between the Parties, such agreement not to be unreasonably withheld, during normal business hours, not more frequently than once annually during the time ST is required to make royalty payments to 8x8 hereunder and for one year thereafter, of all records and accounts as may under recognized accounting practices contain information bearing upon the 8x8 royalties revenue and the number of Products sold by ST under this Agreement. The Auditors will report to 8x8 only upon whether the royalties paid to 8x8 by ST were or were not correct, and if incorrect, what are the correct amounts for the royalties. ST shall be supplied with a copy of or sufficient extracts from any report prepared by the Auditors. The Auditors shall (in the absence of clerical or manifest error) be final and binding on the Parties. Such audit shall be at 8x8's expense unless it reveals an underpayment of royalties of five percent (5%) or more in which case ST shall reimburse 8x8 for the costs of such audit, plus interest of 12% per annum on the deficiency from the time the royalty was due until paid.
    Representations and Warranties
      8x8 represents and warrants to ST that (a) to the best of its knowledge as of the Effective Date it has full power and authority to enter into this Agreement, (b) to the best of its knowledge as of the Effective Date the terms and conditions of this Agreement, and 8x8's obligations hereunder, do not conflict with or violate any terms or conditions of any other agreement or commitment to which 8x8 is a signatory or by which it is bound, (c) to the best of its knowledge as of the Effective Date it owned or controlled the Licensed Technology that will be licensed and delivered to Licensee under this Agreement and (d) it will defend and indemnify Licensee against any third party claims arising out of or related to a breach of these warranties and representations.
      8x8 shall use its best efforts to verify the completeness of the Licensed Technology delivered to Licensee hereunder. In the case there should be any mistake or omission in such Licensed Technology, 8x8 shall promptly support ST with corrected Licensed Technology, free of charge.
      EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, 8x8 MAKES NO WARRANTIES OR CONDITIONS, EXPRESSED, STATUTORY, IMPLIED, OR OTHERWISE, WITH RESPECT TO THE LICENSED TECHNOLOGY LICENSED HEREUNDER, AND 8x8 HEREBY DISCLAIMS THE IMPLIED WARRANTIES AND CONDITIONS OF, SATISFACTORY QUALITY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT THERETO.
    Indemnification
      Excluding claims asserting that the Licensed Technology infringes an Essential Patent as defined below in Section 6.3, and subject to Section 9 (Limitation of Liability), 8x8 shall indemnify and hold Licensee and their respective officers, directors, employees and agents (hereafter referred individually or collectively as "Licensee Indemnitees") harmless and shall pay all costs, damages, and reasonable attorneys' fees and expenses relating to Licensee Indemnitees defense resulting from any suit, claim, demand, or other action by a third party against Licensee Indemnitees based upon a finding that any Licensed Technology infringes the IP Rights of a third party ("Licensee Infringement Claim"), provided that: (i) Licensee gives written notice to 8x8 within ten (10) business days of notice of such Licensee Infringement Claim; (ii) ST allows 8x8 at its expense through attorneys of its own choice, to exclusively defend or control the defense of any Licensee Infringement Claim; and (iii) Licensee assists 8x8 in all reasonable aspects in such investigation and defense, and is reimbursed by 8x8 for all the reasonable costs incurred in collaborating in such investigation and defense. The foregoing indemnity obligations shall specifically not apply to any claim excluded under Section 6.2 or 6.3 below. If, as a result of a Licensee Infringement Claim, Licensee Indemnitees are enjoined from using the Licensed Technology, or selling Products, 8x8 may in its sole discretion, (i) procure for Licensee Indemnitees the right to use the Licensed Technology under the same terms and conditions set forth in this Section 6.1 or (ii) provide Licensee Indemnitees with modified Licensed Technology that are non-infringing while still meeting substantially the same functional specifications as the Licensed Technology.
      8x8 shall have no obligation under Section 6.1 above for any Licensee Infringement Claim which results from: (a) the combination of a Product with other products if the Licensee Infringement would have not existed but for the combination; (b) the modification of the Licensed Technology by parties other than 8x8 (or not authorized by 8x8); (c) the Improvement (as defined in Exhibit 2 below) of the Licensed Technology by or for ST.
      Essential Patents. Licensee acknowledges that the licenses granted herein to the Licensed Technology do not include third party patents, copyrights and trade secrets, that may be essential to the implementation of any industry standard functions realized by the Licensed Technology including but not limited to H.323, SIP, MGCP, G.711, G.722, G.723, G.726, G.728, G.729AB/E and V.17, V.27, and V.29 ("Essential Patents").
      SECTION 6.1 STATES THE ENTIRE LIABILITY OF 8x8 AND THE EXCLUSIVE REMEDY OF ST WITH RESPECT TO ANY AND ALL INFRINGEMENT CLAIMS. EXCEPT AS EXPRESSLY STATED IN THIS SECTION, ALL WARRANTIES OF NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS ARE HEREBY DISCLAIMED BY 8x8.
    Term and Termination
      This Agreement shall become effective upon the Closing Date and shall continue unless terminated as herein provided.
      This Agreement may be terminated by either Party upon notice if the other Party (i) breaches any material term or condition of this Agreement and fails to remedy the breach within thirty (30) days after being given notice thereof, (ii) becomes the subject of any voluntary or involuntary proceeding under the applicable national or state bankruptcy or insolvency laws and such proceeding is not terminated within sixty (60) days of its commencement.
      In the event of termination of this Agreement for breach or bankruptcy as provided herein, the license rights of the non-terminated Party pursuant to Section 2 above shall survive such termination, and the license rights of the terminated Party pursuant to Section 2 above shall survive only to the extent required to protect the interest of existing, committed customers of the terminated Party, and in particular the terminated Party shall have the right to (i) complete and sell or otherwise dispose of any work-in-progress existing in its manufacturing plants at the time of termination, (ii) sell and otherwise dispose of any Product in stock, (iii) complete any orders for Product existing at the time of termination and (iv) continue to provide technical support to its customers.
      Notwithstanding anything to the contrary herein, no expiration or termination of this Agreement shall diminish the rights of any customer who has purchased Product to continue to use and/or sell or otherwise dispose of the same.
      Notwithstanding anything to the contrary herein, no expiration or termination of this Agreement shall relieve Licensee of its obligation to pay any sum due hereunder.
      The provisions of Sections 1 ("Definitions"), 2 ("License") except for (a) Licensee's right to design, develop and have developed new Product if the termination is caused by Licensee's material breach, and (b) sub-section 2.7 if the termination is caused by 8x8's material breach, 3 ("Compensation"), 4 ("Representations and Warranties"), 6 ("Indemnification"), 7 ("Term and Termination"), 8 ("Confidentiality"), 9 ("Limitation of Liability") and 10 ("General Provisions") shall survive any termination of this Agreement.
    Confidentiality
      The Receiving Party shall, during the term of the Agreement, and for a period of five (5) years thereafter, subject to the exclusions set forth in Section 1.1.3 ("Confidential Information"), hold all Confidential Information of the Disclosing Party in confidence, not disclose such Confidential Information to any third parties except those with a need to know in connection with or during the performance of this Agreement (including, as necessary, subcontractors) who have executed a confidentiality agreement with terms at least as restrictive with regard to the Disclosing Party's information as those set forth herein, and in general use the same degree of care to protect the confidentiality of the Disclosing Party's Confidential Information as it uses with respect to its own information of a similar nature.
      Neither 8x8 nor Licensee shall use the other Party's Confidential Information for another or other purpose than for the purposes set forth in this Agreement.
      Except as otherwise provided in Section 7.3 above, upon termination of this Agreement all of the Disclosing Party's Confidential Information and all copies thereof in the Receiving Party's possession or control shall be immediately returned to the Disclosing Party or destroyed by the Receiving Party at the Disclosing Party's instruction. The Receiving Party shall then certify the same in writing and that no copies have been retained by the Receiving Party, its employees, Affiliates, contractors, or other parties to whom such information is provided.
      The Receiving Party acknowledges that the unauthorized disclosure of the Disclosing Party Confidential Information will cause irreparable harm and significant injury, the scope of which is difficult to ascertain. Accordingly, the Receiving Party agrees that the Disclosing Party shall have the right to an immediate injunction enjoining any such unauthorized disclosure.
      Both Parties agree not to assert claims against the other Party and/or their employees, subcontractor or sub-licensee based on inadvertent or unintentional use of any Residual Information by the Party, their employees, subcontractor, or sub-licensee. Further, neither Party shall be restricted from carrying out independent development in which such Residual Information is inadvertently or unintentionally used. This Section shall not be construed to convey any patent or copyright of either Party.
    Limitation of Liability
      EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR TO ANY THIRD PARTY FOR ANY SPECIAL, INDIRECT, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS), CAUSED BY ANY BREACH OF ITS OBLIGATIONS TO THE OTHER ARISING OUT OF OR RELATING TO THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR IN TORT, EVEN IF THE BREACHING PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
      IN NO EVENT SHALL THE TOTAL LIABILITY OF 8x8 TO ST ARISING UNDER SECTION 6 "INDEMNIFICATION" HEREOF EXCEED THE TOTAL AMOUNT PAID BY ST TO 8x8 WITH RESPECT TO THE 8X8 BASED PRODUCT(S) CONTAINING THE IP RIGHTS SUBJECT MATTER OF THE CLAIM, PROVIDED THAT SUCH TOTAL AMOUNT SHALL NOT EXCEED FOUR MILLION U.S. DOLLARS ($4,000,000).
      IN NO EVENT SHALL THE TOTAL LIABILITY OF EITHER PARTY TO THE OTHER PARTY FOR ANY LOSS, DAMAGE OR LIABILITY ARISING FROM A BREACH OF THIS AGREEMENT, THE DEVELOPMENT AGREEMENT OR BOTH EXCEED A SUM OF TWO MILLION DOLLARS ($2,000,000) PROVIDED THAT SUCH LIMIT SHALL NOT APPLY IN THE EVENT OF A WILLFUL MISUSE OR WILLFULLY UNLAWFUL DISTRIBUTION OF THE LICENSED TECHNOLOGY, AND PROVIDED THAT FOR ST SUCH LIMITATION SHALL NOT APPLY IN THE EVENT THAT ST FAILS TO PAY THE ROYALTIES AND THE NRE EARNED BY 8X8 AND DUE BY ST AS SET FORTH IN SECTION 8 OF THE DEVELOPMENT AGREEMENT.
    General Provisions
      Assignment. This Agreement may not be assigned by either Party, nor any of such Party's rights or obligations hereunder, to any third party including without limitation through a U.S. Bankruptcy Code Chapter 11 reorganization, without prior written consent of the other Party (which shall not be unreasonably withheld). In the event that this Agreement is assigned effectively to a third party, this Agreement shall bind upon successors and assigns of the Parties hereto. Notwithstanding the foregoing, either Party may assign this Agreement to an Affiliate provided that the assigning Party so notifies the non- assigning Party in writing and the assignee agrees to assume all of the obligations of the assigning Party under this Agreement. In the event that the assignee ceases to be an Affiliate, this Agreement will immediately be re- assigned to ST and ST will assume all obligations under this Agreement.
      Affiliates. Both Parties acknowledge that the other party may or does conduct its business in whole or in part through Affiliates. Accordingly, both Parties agree that the rights and benefits granted to the other Party through this Agreement shall inure to the other Party and its Affiliates.
      Force Majeure. Neither Party shall be liable to the other Party for failure of or delay in performance of any obligation under this Agreement, directly or indirectly, owing to acts of God, war, war-like condition, embargoes, riots, strike and other events beyond its reasonable control. In the event that such failure or delay occurs, the affected Party shall notify the other Party of the occurrence thereof as soon as possible and the Parties shall discuss the best way to resolve the event of force majeure.
      Notices. All notices provided for in connection with this Agreement shall be given in writing and shall be effective (i) upon receipt, when served by personal delivery; or (ii) the next day following the date of transmittal when transmitted by facsimile; or (iii) on the third day following the date of transmittal when transmitted by express mail; or (iv) on the 7th day following the date of mailing when sent by registered airmail of the sender's country with postage prepaid, addressed to the Party as follows, or to a changed address as the Party shall have specified by prior written notice:

      ST: ST Microelectronics, Inc. at 1310 Electronics Drive Carrolton, TX 75006 USA. Attention: General Counsel; and

      8x8: 8x8, Inc. 2445 Mission College Blvd. Santa Clara, California 95054 Attention: Chief Financial Officer.

      Waiver. The waiver by either Party of the remedy for the other Party's breach of or its right under this Agreement will not constitute a waiver of the remedy for any other similar or subsequent breach or right.
      Severability. If any provision of this Agreement is or becomes, at any time or for any reason, unenforceable or invalid, no other provision of this Agreement shall be affected thereby, and the remaining provisions of this Agreement shall continue with the same force and effect as if such unenforceable or invalid provisions had not been inserted in this Agreement.
      Press Release and Sales Documentation. Neither Party shall make any announcement or press release regarding this Agreement or any terms thereof without the other Party's prior written consent. However, either party is free to file with the SEC or other relevant government agencies any document required to be filed thereon advice of counsel (redacted in a form advised by counsel). Furthermore, in accordance with the guidelines to be provided by 8x8 and with 8x8 prior approval which shall not be unreasonably withheld, 8x8 authorizes ST to use the name, trademark or logo "8x8" in its marketing and sales documentation.
      Amendment. No changes, modifications or alterations to this Agreement shall be valid unless reduced to writing and duly signed by the respective authorized representative of each Party.
      Governing Law. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of California without respect to its conflict of law provisions.
      No Partnership. In giving effect to this Agreement, no Party shall be or be deemed to be an agent or employee of another Party for any purpose, and that their relationship to each other shall be that of independent contractors. Nothing in this Agreement shall constitute a partnership or a joint venture between the Parties. No Party shall have the right to enter into contracts or pledge the credit of or incur expenses or liability on behalf of the other Party.
      Entire Agreement. This Agreement and the Development Agreement constitute the entire agreement between the Parties and supersede all prior proposal(s) and discussions relative to the subject matter of this Agreement and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to the subject matter other than as expressly provided herein. The terms and conditions contained herein and the appendixes attached hereto constitute the entire agreement between the parties and shall supersede all previous communications either oral or written between the parties with respect to the subject matter hereof. No oral explanation or oral information by either party hereto shall alter the meaning or interpretation of this Agreement.

IN WITNESS THEREOF, the Parties hereto have executed this Agreement on the Effective Date.

For ST Microelectronics, Inc.:	For 8x8, Inc.
Name: A.McK. Malone	Name: Paul Voois
Title: Executive Vice President and CFO	Title: Chairman and CEO
Signature: /s/ A. McK. Malone	Signature: /s/ Paul Voois

EXHIBIT 1

Maintenance and Support Policy

Maintenance and support that is to be provided hereunder is as described below:

  8x8 will provide ST with bug fixes, modifications, updates and incremental enhancements that are incorporated into any Licensed Technology releases made generally available during the active maintenance period to 8x8's customers under similar maintenance agreements. If and when such releases are made available to any 8x8 customer, 8x8 shall also inform ST of their existence, prepare and make available the releases to ST, without additional charge.
  8x8 will provide ST with Improvements that are developed specifically for ST when available and as agreed to in the SOW.
  8x8 will provide ST with reasonable technical support through 8x8's Application Engineering group, to assist ST to develop Product. Such support and response times will be consistent to that which 8x8 provides other customers under standard maintenance agreements and will be rendered from 8x8's Santa Clara, CA facility.
  ST will report errors to 8x8 by Email. 8x8 will apply reasonable effort to duplicate the reported error and identify any appropriate bug fixes or modifications.
  The Parties will mutually determine the priority of an error and 8x8 will use commercially reasonable efforts to respond to ST within time frames consistent with the error priority and consistent to response times 8x8 provides other customers under standard maintenance agreements with similar priority errors.
  If ST asks 8x8 for engineers or others to travel to ST's locations to support the Licensed Technology, and 8x8 agrees to do so (such agreement shall not be unreasonably withheld), ST and 8x8 will agree as to which Party will pay the reasonable costs associated therewith, including the labor costs for such personnel, travel, meals and lodging costs.

Maintenance Fees

The fee payable by ST to 8x8 for the maintenance and support described herein is as defined in the relevant Development Agreement Exhibits. Otherwise, to the extent that the Licensed Technology is used by ST in Products not associated with the Development Agreement, if any, an additional maintenance fee payable by ST to 8x8 will be applicable and will be negotiated by the Parties in good faith on a case by case basis.

EXHIBIT 2

Licensed Technology

The Licensed Technology to be made available hereunder consists of the following:

  The 8x8 Software and the 8x8 DSP as described below, as they exist on the Effective Date or upon delivery.
  The Deliverables, upon delivery.
  All updates, new releases and new versions, enhancements, modifications, adaptations, translations, additions and derivative works (collectively referred to as "Improvement") of items 1 and 2 that are to be provided by 8x8, as agreed to under the Development Agreement if and when available and upon delivery.
  All updates, new releases and new versions, enhancements, modifications, adaptations, translations, additions and derivative works of items 1 that are made available to 8x8 customers who are under similar maintenance and support agreements as shown in Exhibit 1 within one (1) year of the Effective Date, if and when available and upon delivery.

Specifically excluded from the Licensed Technology is 8x8's Intraswitch hosted iPBX technology, 8x8's end point system level products and related technology and any modifications or enhancements to the Licensed Technology developed by 8x8 for a third party.

8x8 Software

The 8x8 Software incorporates the Call Code and the Audio Code as defined below. The 8x8 software shall include the applicable software or firmware owned or controlled by 8x8, in source code and object code format, applicable manuals, program description, design and implementation documentation and other related documentation.

The Call Code to be provided hereunder is in ANSI C and POSIX operating system compliant format or in a format as agreed to in the Development Agreement.

The Audio Code to be provided hereunder is 8x8 DSP firmware consisting of a mixture of 8x8 DSP assembly language and C or in a format as agreed to in the Development Agreement.

In addition to the Call Code and Audio Code described below, the 8x8 Software to be provided hereunder shall include any other embedded voice over internet protocol firmware functions controlled by 8x8 that, as mutually agreed to by the Parties, is essential to a Product associated with a Development Agreement.

Call Code
Function	Estimated Availability Date
Call control applications	1Q00
MGCP (NCS 1.0) compliant call stacks	1Q00
SIP (RFC 2543)	3Q00
H.323V2 with H.245	1Q00
H.323V2 Annex F variant (pending ratification of standard)	2Q00
ASN.1 (included in H.323)	1Q00
RTP/RTCP	1Q00
POSIX OS and C library	1Q00
Audio I/F drivers	1Q00
DSP device drivers	1Q00
HTTP Webserver	1Q00
SNMP	3Q00
DNS/DHCP	1Q00
BOOTP/TFTP	1Q00

Audio Code
Function	Estimated Availability Date
G.711	1Q00
G.722	1Q00
G.723.1 including Annex A	1Q00
G.726	1Q00
G.728	1Q00
G.729AB	1Q00
G.729E	1Q00
V.17, V.27, V.29 for T.38	3Q00
V.8/modem tone detection	3Q00
Acoustic echo cancellation	1Q00
G.165/G.168	1Q00
DTMF and other tone generation/detection	1Q00
AGC	1Q00
Comfort noise generation	1Q00
Silence suppression	1Q00

8x8 DSP

The 8x8 DSP is defined as the 8x8 VP7 DSP core with mutually agreed to modifications. The availability date will be as mutually agreed to. The 8x8 DSP information to be provided to ST will be sufficient to enable ST to implement a gate level version with which ST can perform layout, extract pre and post layout timing information for simulation and verification, integrate with other circuitry and fabricate prototypes and production units and includes the 8x8 DSP Design Kit which is defined as: the 8x8 DSP Verilog HDL RTL and behavioral description; any other applicable high-level models, behavior models, C-models, Verilog models, timing models; validation and test program vectors/simulation patterns; firmware development tools (assembler, linker and other utilities) and documentation relating to these items to the extent presently available and in its existing form

EXHIBIT 3

Royalties

Royalty Schedule

8x8 Intellectual Property	Per unit of Product for the first 1M unit of Products Licensee ships to Customers (As a percentage of the Net Sale Price)	Per unit of Product after Licensee has shipped 1M unit of Products to Customers (As a percentage of the Net Sale Price)
Call Code	3.0%	2.0%
Audio Code	3.0%	2.0%
8x8 DSP	2.0%	1.5%

The royalty schedule will reset for each Product

Note:

8x8 DSP royalty applies per Product regardless of the number of 8x8 DSP cores per Product.